Exhibit 10.20

SENIOR EXECUTIVE OPTION AGREEMENT

Optionee:

This Option and any securities issued upon exercise of this Option are subject to restrictions on voting and transfer and requirements of sale and other provisions as set forth in the Stockholders Agreement, dated as of July 29, 2008, among CC Media Holdings, Inc., BT Triple Crown Merger Co., Inc. (“MergerSub”), Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., Mark P. Mays, L. Lowry Mays, Randall T. Mays, and other stockholders of CC Media Holdings, Inc. who from time to time may become a party thereto, as amended from time to time (the “Stockholders Agreement”), and the Side Letter Agreement, dated as of July 29, 2008, among CC Media Holdings, Inc., MergerSub, Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., Mark P. Mays, L. Lowry Mays and Randall T. Mays (“Side Letter Agreement,” together with the Stockholders Agreement, the “Equity Agreements”). This Option and any securities delivered hereunder constitute Executive Shares as defined in the Stockholders Agreement.

CC MEDIA HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

This stock option (the “Agreement”) is granted by CC Media Holdings, Inc., a Delaware corporation (the “Company”), to the Optionee, pursuant to the Company’s 2008 Executive Incentive Plan (as amended from time to time, the “Plan”). For the purpose of this Agreement, the “Grant Date” shall mean July 30, 2008.

1. Grant of Option. The Agreement evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, shares of Class A Common Stock of the Company, par value $.001 per share (the “Shares”), as set forth below:

(a)	1,041,667 Shares at $36.00 per Share (the “Tranche 1 Options”);

(b)	520,833 Shares at $36.00 per Share (the “Tranche 2 Options”); and

(c)	520,833 Shares at $36.00 per Share (the “Tranche 3 Options”).

The Option evidenced by this Agreement is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”).

2. Vesting.

3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the Person or Persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. In addition to the methods of payment otherwise permitted by the Plan, the Administrator shall, at the election of the Optionee, hold back Shares from the Option having a Fair Market Value equal to the exercise price in payment of the Option exercise price. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement. Notwithstanding the foregoing, and subject to the provisions of Section 2(b) above, the following rules will apply if the Optionee’s Employment terminates: automatically and immediately upon the termination of Employment, this Option will cease to be exercisable and will terminate, except that:

(a) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason of a termination by the Company without Cause, the Optionee’s Retirement, or a resignation by the Optionee for Good Reason, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) a period of 180 days or (ii) the period ending on the Final Exercise Date, and will thereupon terminate;

(b) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to a termination of the Optionee’s Employment by reason of a resignation by the Optionee without Good Reason, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) a period of 90 days or (ii) the period ending on the Final Exercise Date, and will thereupon terminate;

(c) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the termination of the Optionee’s Employment by reason of death or Disability, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Optionee’s death or Disability, as the case may be, or (ii) the period ending on the Final Exercise Date, and will thereupon terminate; and

(d) any portion of this Option held by the Optionee or the Optionee’s permitted transferees, if any, immediately prior to the termination of the Optionee’s Employment will immediately terminate upon such termination if such termination of Employment has resulted in connection with an act or failure to act constituting Cause.

4. Corporate Transaction. In the event of a Corporate Transaction in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Optionee shall be entitled to receive, in consideration for any portion of the Award then outstanding, such payment (a “cash-out”), equal to the excess, if any, of (A) the price paid in such Corporate Transaction for one Share times the number of Shares subject to the Award, over (B) the aggregate exercise price, if any, under the Award, in each case on such payment terms (which shall be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as are consistent with those applied to the consideration received by holders of Stock in the transaction, as the Administrator reasonably and in good faith determines.

5. Other Agreements. Optionee acknowledges and agrees that the shares received upon exercise of this Option shall be subject to the Equity Agreements and the transfer and other restrictions, rights, and obligations set forth therein.

6. Withholding. No Shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes. The Administrator shall, at the election of the Optionee, hold back Shares from the Option or permit an Optionee to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).

7. Nontransferability of Option. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

8. Effect on Employment. Neither the grant of this Option, nor the issuance of Shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

9. Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Option. In the event of any conflict between the terms of this Option and the Plan, the terms of this Option shall control. Notwithstanding anything set forth in the Plan to the contrary, however, in the event of the payment of any extraordinary cash dividend on Shares (a “Special Dividend Payment”), the Optionee shall be entitled to receive (i) a payment in an amount equal to the cash dividends the Optionee would have received (a “Dividend Equivalent Payment”), if the Optionee held as a stockholder the same number of Shares, as are, as of the date of such Special Dividend Payment, subject to any vested Options hereunder, which payment shall be made at the same time as such Special Dividend Payments are made; (ii) with respect to any Shares subject to any unvested Options on the date of such Special Dividend Payment, a Dividend Equivalent Payment on such Shares, to be paid at such time(s) as such Optionee becomes vested in such Options. For the avoidance of doubt, in the event of any such payments, no reduction in exercise price or similar adjustment shall be made under Section 7(b)(1) or (2) of the Plan. Notwithstanding Section 9 of the Plan, the Administrator shall not, in order to avoid liability accounting as provided therein, revoke or reduce the amount of any Award, but may impose reasonable terms and conditions on the exercise of put rights, call rights and other transactions as may be reasonably necessary to avoid the treatment of the grant as a liability award under FASB. Notwithstanding Section 9 of the Plan, the Administrator shall not, without the Optionee’s consent, alter the terms of the Plan or this Agreement so as to adversely affect the Optionee’s rights under this Agreement.

10. Definitions. The initially capitalized terms Optionee shall have the meaning set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and to the extent not otherwise defined in the Plan, then as defined in the Equity Agreements. The following terms shall have the meanings set forth below:

“Change of Control” has the meaning set forth in the Stockholders Agreement.

“Cause” has the meaning set forth in the Employment Agreement.

“Disability” has the meaning set forth in the Employment Agreement.

“Employment” for purposes of this Agreement only, means employment on a continuous and substantially full-time basis (exclusive only of vacation and other approved absences) and excludes any period of employment during which services are performed on an intermittent or mutually agreed basis in a consulting capacity.

“Employment Agreement” shall mean the employment agreement entered into between the Company, BT Triple Crown Merger Co., Inc., and the Optionee dated as of July 28, 2008.

“Good Reason” has the meaning set forth in the Employment Agreement.

“Investor Shares” has the meaning set forth in the Stockholders Agreement and shall include any stock, securities or other property or interests received by the Investors in respect of Investor Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

“Investors” has the meaning set forth in the Stockholders Agreement.

“Retirement” means an Optionee’s retirement from service with the Company on the date that is the earlier of (i) after attaining 62 years of age or (ii) after attaining 60 years of age and completing thirty-six (36) months of service following consummation of the transactions contemplated by the Merger.

“Return to Investor” means the return to the Investors, measured in the aggregate, on their cash investment to purchase Investor Shares, taking into account the amount of all cash dividends and cash distributions to such Investors in respect of their Investor Shares and all cash proceeds to such Investors from the sale or other disposition of such Investor Shares.

“Stock” means the Class A Common Stock of the Company, par value $.001 per share.

11. General. For purposes of this Option and any determinations to be made by the Administrator or Compensation Committee, as the case may be, hereunder, the determinations by the Administrator or Compensation Committee, as the case may be, shall be binding upon the Optionee and any transferee.

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

CC MEDIA HOLDINGS, INC.

By:
Name:	Andrew Levin
Title:	Executive Vice President and Chief
Legal Officer

Dated:

Acknowledged and Agreed

Name:

Address of Principal Residence: